Warwick Valley Exercises Right of First Refusal

(Warwick, NY, February 22, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that it intends to acquire a portion of the limited partnership interest in Orange County Poughkeepsie Limited Partnership (“OCP”) being sold by FairPoint Communications and Taconic Telephone Corporation (“Taconic”) to Verizon Wireless of the East LP (“Verizon Wireless”). It will do this by exercising a right of first refusal that exists pursuant to the partnership agreement of OCP. That right entitles the Company to purchase its pro rata share of a partnership interest being sold by another limited partner at the price to be received by the selling partner. The Company is entitled to purchase 8.108% of the 7.5% limited partnership interest being sold by Taconic for a price equal to 8.108% of the purchase price that Verizon Wireless has agreed to pay. By exercising its right to purchase, the Company will be able to acquire an additional 0.6081% limited partnership interest in OCP for $4,459,400. The purchase price to be paid by the Company is subject to reduction in the same manner as is the purchase price to be paid by Verizon Wireless. Payment of the purchase price and acquisition of the additional partnership interest by the Company will take place at such time, if any, as the purchase by Verizon Wireless and will depend on, among other things, the obtaining of any necessary regulatory approvals by all parties. If the purchase takes place, the Company will hold an 8.108% limited partnership interest in OCP.

Tom Gray, interim President and Chief Executive Officer of the Company, said, “The Company believes that increasing its interest in OCP at this time is financially prudent and underlines the Company’s commitment to the greatest level of involvement possible in the activities of OCP.”

Contact:	Warwick Valley Telephone Co. Thomas H. Gray Interim President & Chief Executive Officer